Exhibit 99.1

Apple Reports First Quarter Results

All-Time Highest Revenue and Profit

New Accounting Standards Adopted

CUPERTINO, California—January 25, 2010—Apple® today announced financial results for its fiscal 2010 first quarter ended December 26, 2009. The Company posted revenue of $15.68 billion and a net quarterly profit of $3.38 billion, or $3.67 per diluted share. These results compare to revenue of $11.88 billion and net quarterly profit of $2.26 billion, or $2.50 per diluted share, in the year-ago quarter. Gross margin was 40.9 percent, up from 37.9 percent in the year-ago quarter. International sales accounted for 58 percent of the quarter’s revenue.

Apple sold 3.36 million Macintosh® computers during the quarter, representing a 33 percent unit increase over the year-ago quarter. The Company sold 8.7 million iPhones in the quarter, representing 100 percent unit growth over the year-ago quarter. Apple sold 21 million iPods during the quarter, representing an eight percent unit decline from the year-ago quarter.

During the quarter Apple elected retrospective adoption of the Financial Accounting Standards Board’s amended accounting standards* related to certain revenue recognition. Adoption of the new accounting standards significantly changes how the Company accounts for certain items, particularly sales of iPhone® and Apple TV®.

“If you annualize our quarterly revenue, it’s surprising that Apple is now a $50+ billion company,” said Steve Jobs, Apple’s CEO. “The new products we are planning to release this year are very strong, starting this week with a major new product that we’re really excited about.”

“We are very pleased to have generated $5.8 billion in cash during the quarter,” said Peter Oppenheimer, Apple’s CFO. “Looking ahead to the second fiscal quarter of 2010, we expect revenue in the range of about $11.0 billion to $11.4 billion and we expect diluted earnings per share in the range of about $2.06 to $2.18.”

Apple will provide live streaming of its Q1 2010 financial results conference call utilizing QuickTime®, Apple’s standards-based technology for live and on-demand audio and video streaming. The live webcast will begin at 2:00 p.m. PST on January 25, 2010 at www.apple.com/quicktime/qtv/earningsq110/ and will also be available for replay for approximately two weeks thereafter.

*Retrospective Adoption of Amended Accounting Standards

On September 23, 2009, the Financial Accounting Standards Board ratified Emerging Issues Task Force (EITF) Issue 08-1 and EITF Issue 09-3, resulting in the issuance of accounting standard updates ASU 2009-13 and ASU 2009-14. Apple was required to adopt the new accounting standards no later than the first quarter of fiscal 2011. Apple elected to adopt the new standards during the first quarter of fiscal 2010, as reflected in its Quarterly Report on Form 10-Q for the quarter ended December 26, 2009, which was filed with the SEC on January 25, 2010. The Company also filed a Form 10-K/A to amend its Form 10-K for the year ended September 26, 2009 solely to reflect the retrospective adoption of the new accounting standards to the periods presented in that report. Additionally, Apple filed a Form 8-K that included selected quarterly financial schedules reflecting the impact of retrospective adoption of the new accounting standards and reconciling the application of old and new accounting principles to historical income statements, balance sheets, cash flow from operations, deferred revenue and summary data information. These financial schedules will also be available on the Company’s website at www.apple.com/investor.

The new accounting principles result in the Company’s recognition of substantially all of the revenue and product cost for iPhone and Apple TV when those products are delivered to customers. Under historical accounting principles, the Company was required to account for sales of both iPhone and Apple TV using subscription accounting because the Company indicated it might from time to time provide future unspecified software upgrades and features for those products free of charge. Under subscription accounting, revenue and associated product cost of sales for iPhone and Apple TV were deferred at the time of sale and recognized on a straight-line basis over each product’s estimated economic life. This resulted in the deferral of significant amounts of revenue and cost of sales related to iPhone and Apple TV.

Because Apple began selling both iPhone and Apple TV in fiscal 2007, the Company retrospectively adopted the new accounting principles as if the new accounting principles had been applied in all prior periods. Consequently, the financial results of each quarter from fiscal 2007 through fiscal 2009 have been revised. The Company believes retrospective adoption provides analysts and investors the most comparable and useful financial information and better reflects the underlying performance of the Company’s business.

For additional information refer to the “Explanatory Note” in Apple’s Amendment No. 1 to its Annual Report on Form 10-K for the year ended September 26, 2009.

This press release contains forward-looking statements including without limitation those about the Company’s estimated revenue and earnings per share. These statements involve risks and uncertainties, and actual results may differ. Risks and uncertainties include without limitation the effect of competitive and economic factors, and the Company’s reaction to those factors, on consumer and business buying decisions with respect to the Company’s products; continued competitive pressures in the marketplace; the ability of the Company to deliver to the marketplace and stimulate customer demand for new programs, products, and technological innovations on a timely basis; the effect that product transitions, changes in product pricing or mix, and/or increases in component costs could have on the Company’s gross margin; the inventory risk associated with the Company’s need to order or commit to order product components in advance of customer orders; the continued availability on acceptable terms, or at all, of certain components and services essential to the Company’s business currently obtained by the Company from sole or limited sources; the effect that the Company’s dependency on manufacturing and logistics services provided by third parties may have on the quality, quantity or cost of products manufactured or services rendered; the Company’s reliance on the availability of third-party digital content and applications; the potential impact of a finding that the Company has infringed on the intellectual property rights of others; the Company’s dependency on the performance of distributors and other resellers of the Company’s products; the effect that product and service quality problems could have on the Company’s sales and operating profits; the Company’s reliance on sole service providers for iPhone in certain countries; the continued service and availability of key executives and employees; war, terrorism, public health issues, and other circumstances that could disrupt supply, delivery, or demand of products; potential litigation from the matters investigated by the special committee of the board of directors and the restatement of the Company’s consolidated financial statements; and unfavorable results of other legal proceedings. More information on potential factors that could affect the Company’s financial results is included from time to time in the Company’s public reports filed with the SEC, including the Company’s Form 10-K for the fiscal year ended September 26, 2009 and its Form 10-Q for the quarter ended December 26, 2009. The Company assumes no obligation to update any forward-looking statements or information, which speak as of their respective dates.

Apple ignited the personal computer revolution in the 1970s with the Apple II and reinvented the personal computer in the 1980s with the Macintosh. Today, Apple continues to lead the industry in innovation with its award-winning computers, OS X operating system and iLife and professional applications. Apple is also spearheading the digital media revolution with its iPod portable music and video players and iTunes online store, and has entered the mobile phone market with its revolutionary iPhone.

Press Contact:

Steve Dowling

Apple

dowling@apple.com

(408) 974-1896

Investor Relations Contacts:

Nancy Paxton

Apple

paxton1@apple.com

(408) 974-5420

Joan Hoover

Apple

hoover1@apple.com

(408) 974-4570

NOTE TO EDITORS: For additional information visit Apple’s PR website (www.apple.com/pr), or call Apple’s Media Helpline at (408) 974-2042.

© 2010 Apple Inc. All rights reserved. Apple, the Apple logo, Mac, Mac OS, Macintosh, iPhone, Apple TV and QuickTime are trademarks of Apple. Other company and product names may be trademarks of their respective owners.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except share amounts which are reflected in thousands and per share amounts)

	Three Months Ended
	December 26, 2009 (2)	December 27, 2008 (2)
Net sales	$15,683	$11,880
Cost of sales (1)	9,272	7,373

Gross margin	6,411	4,507

Operating expenses:
Research and development (1)	398	315
Selling, general and administrative (1)	1,288	1,091

Total operating expenses	1,686	1,406

Operating income	4,725	3,101
Other income and expense	33	158

Income before provision for income taxes	4,758	3,259
Provision for income taxes	1,380	1,004

Net income	$3,378	$2,255

Earnings per common share:
Basic	$3.74	$2.54
Diluted	$3.67	$2.50

Shares used in computing earnings per share:
Basic	903,542	889,142
Diluted	919,783	901,494

(1) Includes stock-based compensation expense as follows:
Cost of sales	$37	$28
Research and development	$74	$60
Selling, general and administrative	$94	$82

(2)

In September 2009, the Financial Accounting Standards Board amended the accounting principles related to revenue recognition for arrangements with multiple deliverables and arrangements that include software elements. Apple adopted the new accounting principles on a retrospective basis during the first quarter of 2010. The new accounting principles significantly change how Apple accounts for certain revenue arrangements that include both hardware and software elements. The impact of the new accounting principles is reflected for all periods included above. For additional information refer to the “Explanatory Note” in Apple’s Amendment No. 1 to the Annual Report on Form 10-K for the year ended September 26, 2009.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions, except share amounts)

	December 26, 2009 (1)	September 26, 2009 (1)
ASSETS:
Current assets:
Cash and cash equivalents	$7,609	$5,263
Short-term marketable securities	17,187	18,201
Accounts receivable, less allowances of $54 and $52, respectively	3,090	3,361
Inventories	576	455
Deferred tax assets	1,180	1,135
Other current assets	3,690	3,140

Total current assets	33,332	31,555

Long-term marketable securities	15,024	10,528
Property, plant and equipment, net	3,115	2,954
Goodwill	253	206
Acquired intangible assets, net	241	247
Other assets	1,961	2,011

Total assets	$53,926	$47,501

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current liabilities:
Accounts payable	$6,511	$5,601
Accrued expenses	3,996	3,852
Deferred revenue	2,590	2,053

Total current liabilities	13,097	11,506

Deferred revenue – non-current	922	853
Other non-current liabilities	4,139	3,502

Total liabilities	18,158	15,861

Commitments and contingencies

Shareholders’ equity:
Common stock, no par value; 1,800,000,000 shares authorized; 906,282,182 and 899,805,500 shares issued and outstanding, respectively	8,962	8,210
Retained earnings	26,695	23,353
Accumulated other comprehensive income	111	77

Total shareholders’ equity	35,768	31,640

Total liabilities and shareholders’ equity	$53,926	$47,501

(1)

In September 2009, the Financial Accounting Standards Board amended the accounting principles related to revenue recognition for arrangements with multiple deliverables and arrangements that include software elements. Apple adopted the new accounting principles on a retrospective basis during the first quarter of 2010. The new accounting principles significantly change how Apple accounts for certain revenue arrangements that include both hardware and software elements. The impact of the new accounting principles is reflected for all periods included above. For additional information refer to the “Explanatory Note” in Apple’s Amendment No. 1 to the Annual Report on Form 10-K for the year ended September 26, 2009.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

	Three Months Ended
	December 26, 2009 (1)	December 27, 2008 (1)
Cash and cash equivalents, beginning of the period	$5,263	$11,875

Operating activities:
Net income	3,378	2,255
Adjustments to reconcile net income to cash generated by operating activities:
Depreciation, amortization and accretion	209	168
Stock-based compensation expense	205	170
Deferred income tax expense	425	276
Loss on disposition of property, plant and equipment	6	7
Changes in operating assets and liabilities:
Accounts receivable, net	271	226
Inventories	(121)	113
Other current assets	(517)	1,097
Other assets	47	7
Accounts payable	956	(767)
Deferred revenue	606	200
Other liabilities	316	186

Cash generated by operating activities	5,781	3,938

Investing activities:
Purchases of marketable securities	(12,922)	(13,082)
Proceeds from maturities of marketable securities	6,216	2,226
Proceeds from sales of marketable securities	3,199	2,668
Purchases of other long-term investments	(6)	(38)
Payment for acquisition of property, plant and equipment	(376)	(339)
Payment for acquisition of intangible assets	(5)	(14)
Other	(64)	(60)

Cash used in investing activities	(3,958)	(8,639)

Financing activities:
Proceeds from issuance of common stock	374	77
Excess tax benefits from stock-based compensation	252	19
Cash used to net share settle equity awards	(103)	(34)

Cash generated by financing activities	523	62

Increase/(decrease) in cash and cash equivalents	2,346	(4,639)

Cash and cash equivalents, end of the period	$7,609	$7,236

Supplemental cash flow disclosure:
Cash paid for income taxes, net	$980	$550

(1)

In September 2009, the Financial Accounting Standards Board amended the accounting principles related to revenue recognition for arrangements with multiple deliverables and arrangements that include software elements. Apple adopted the new accounting principles on a retrospective basis during the first quarter of 2010. The new accounting principles significantly change how Apple accounts for certain revenue arrangements that include both hardware and software elements. The impact of the new accounting principles is reflected for all periods included above. For additional information refer to the “Explanatory Note” in Apple’s Amendment No. 1 to the Annual Report on Form 10-K for the year ended September 26, 2009.